SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 3)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16/21

Black Rock Petroleum Company

(Exact name of registrant as specified in its charter)

(Exact name of Registrant as specified in its charter)

Nevada	000-54745	TBA
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 2559 Parkview Lane
Port Coquitlam, BC V3C6M1
(Address of principal executive offices)

778-814-7729

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

References throughout this Amended Current on Form 8-K to “we”, “our”, “us”, “the Company” and similar terms refer to Black Rock Petroleum Company, unless otherwise expressly stated or the context otherwise requires.

On December 3, 2020, we filed a Current Report on Form 8-K (the “Original Report”) to report the entering into of an agreement to acquire 100% ownership of Torrance Petroleum LLC, a Wyoming entity, that holds a 520-acre Torrance, California oilfield. The original agreement dated December 2, 2020 was amended by the parties on March 9, 2021 to extend the date of closing of the transaction and to amend certain terms of the original agreement. The transaction was deemed closed on March 15, 2021 when shares of Company common stock were transferred into the name of the Seller.

Although the transaction between Black Rock Petroleum Company and Torrance Petroleum LLC , was deemed completed as to certain actions taken by BKRP including the transfer of shares to Torrance Petroleum and the appointment of Sivakumar Coramutla to the BKRP board, the entire transaction has not been consummated. There are outstanding issues pertaining to the ownership interests of Torrance Petroleum in the mineral rights of the 520 acre parcel in Torrance, California that have not yet been completely resolved. Further assurances have been provided by Torrance Petroleum Co.but the final transfer of assets has still not been completed as of November 16, 2021.

The company now believes it is in the best interest of all parties to rescind the deal entirely and as such has unilaterally done so as Torrance Petroleum LLC has failed to deliver the conditions necessary to complete the agreement signed Dec 2/2020 and amended March 9.2021.

Sivakumar Coramutla director of Affluence Projects LLC has agreed to return all 60,425,000 shares in Black Rock Petroleum Company to Zoltan Nagy.

The company is filing form 15d today with intentions of becoming an alternate reporter on OTC markets.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 15, 2021, the Company believed it had completed a transaction whereby it acquired One Hundred percent (100%) of the ownership interests of Torrance Petroleum LLC, a Wyoming limited liability company, in exchange for transfer of Sixty Million Four Hundred Twenty-five Thousand (60,425,000) restricted shares of Company common stock, $0.00001 par value, (the “BKRP Common Shares”) owned by Zoltan Nagy, President/CEO of the Company, to the Seller, Affluence Projects LLC, a Delaware limited liability company. The original agreement provided that, in addition to transfer of the BKRP Common Shares to Seller, the Company would issue to Seller shares of a new class of preferred stock, i.e., Fifty Million (50,000,000) shares of Series A Preferred Stock. The amended agreement eliminated the shares of Series A Preferred Stock being issued to the Seller. As a result, no additional shares of Company stock were issued by the Company pursuant to the transaction, as the BKRP Shares being transferred to the Seller had been owned by Mr. Nagy and, thus, were already counted in the number of common shares issued and outstanding prior to the closing of the transaction.

Torrance Petroleum LLC has not fulfilled its obligations to complete the transaction despite all assurances. Black Rock Petroleum Company therefore unilaterally recinds the agreement as integral conditions have not been met. The Company agrees to return the mineral rights of the 520 acre oil field in Torrance California back to the seller in exchange for the return of 60,425,000 shares to Zoltan Nagy President of Black Rock Petroleum Company.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As the conditions have not been met to complete the transaction signed on March 9,2021 between Black Rock Petroleum Co. and Torrance Petroleum Co Sivakumar Coramutla, a director of Affluence Projects LLC has been removed from the board as a director of Black Rock Petroleum Company effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Rock Petroleum Company

/s/ Zoltan Nagy
Zoltan Nagy
Chief Executive Officer

Date: November 16, 2021

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